EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF VIRGINIA

Richmond Division

)
In re:	)	Chapter 11 Case
)
HMY ROOMSTORE, INC.,	)	Case No. 00-34536
)
	)	Jointly Administered Under
	)	Case No. 00-34533
Debtor.	)
)
)

JOINT PLAN OF REORGANIZATION

PROPOSED BY HMY ROOMSTORE, INC. AND

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

Bruce H. Matson (Va. Bar No. 22874) Katherine M. Mueller (Va. Bar No. 44302) LECLAIR RYAN, a professional corporation 707 East Main Street 11th Floor Richmond, Virginia 23219 (804) 783-2003	Michael S. Stamer (admitted pro hac vice) Shuba Satyaprasad (admitted pro hac vice) AKIN GUMP STRAUSS HAUER & FELD LLP 590 Madison Avenue New York, New York 10022 (212) 872-1000
- and -

Counsel to Debtor

Stanley J. Samorajczyk (Va. Bar No. 08023)

Scott L. Alberino (admitted pro hac vice)

Robert S. Strauss Building

AKIN GUMP STRAUSS HAUER & FELD LLP

1333 New Hampshire Avenue, N.W.

Washington, D.C. 20036

(202) 887-4000

Counsel to the Official Committee of Unsecured Creditors

TABLE OF CONTENTS

INTRODUCTION	1

ARTICLE I DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME	1
1.1 “503 Deadline”	2
1.2 “Administrative Claim”	2
1.3 “Administrative Claims Reserve”	2
1.4 “Affiliated Debtors”	2
1.5 “Affiliated Debtor Shares”	2
1.6 “Affiliated Debtor Unsecured Claim”	2
1.7 “Affiliates”	2
1.8 “Allowed Claim”	2
1.9 “Ballot”	3
1.10 “Bankruptcy Code”	3
1.11 “Bankruptcy Court”	3
1.12 “Bankruptcy Rules”	3
1.13 “Bar Date”	3
1.14 “Bar Date Order”	3
1.15 “Business Day”	3
1.16 “Cash”	3
1.17 “Causes of Action”	3
1.18 “Chapter 11 Case”	3
1.19 “CIT”	3
1.20 “CIT Letter Agreement”	4
1.21 “Claim”	4
1.22 “Claimholder”	4
1.23 “Claims Agent”	4
1.24 “Claims Objection Deadline”	4
1.25 “Class”	4
1.26 “Class 3 Shares”	4
1.27 “Confirmation Date”	4
1.28 “Confirmation Hearing”	4
1.29 “Confirmation Order”	4
1.30 “Contingent Funding Commitment”	4
1.31 “Creditors’ Committee”	5
1.32 “Cure”	5
1.33 “Cure Claim”	5
1.34 “Cure Claim Submission Deadline”	5
1.35 “Cure Claim Objection Deadline”	5
1.36 “Debtor”	5
1.37 “Debtor in Possession”	5
1.38 “DIP Agent”	5
1.39 “DIP Credit Agreement”	5
1.40 “DIP Lenders”	5

1.41 “DIP Lender Claims”	5
1.42 “Disallowed Claim”	6
1.43 “Disclosure Statement”	6
1.44 “Disputed Administrative Claim”	6
1.45 “Disputed Claim”	6
1.46 “Disputed Other Priority Claim”	6
1.47 “Disputed Other Secured Claim”	6
1.48 “Disputed Unsecured Claim”	6
1.49 “Distributions”	6
1.50 “Effective Date”	6
1.51 “Entity”	6
1.52 “Estate”	7
1.53 “Exchange Act”	7
1.54 “Exhibit”	7
1.55 “Final DIP Order”	7
1.56 “Final Order”	7
1.57 “HMC”	7
1.58 “Impaired”	7
1.59 “Initial Administrative Claims Bar Date”	7
1.60 “Initial Administrative Bar Date Order”	7
1.61 “Initial Distribution Date”	7
1.62 “Initial Common Stock Distribution Date”	7
1.63 “Interest”	7
1.64 “Interestholder”	8
1.65 “Management Incentive Program”	8
1.66 “Miscellaneous RoomStore Assets”	8
1.67 “New RoomStore Common Stock”	8
1.68 “New Credit Facility”	8
1.69 “Old Common Stock”	8
1.70 “Other Priority Claim”	8
1.71 “Other Priority Claims Reserve”	8
1.72 “Other Secured Claim”	8
1.73 “Other Secured Claim Reserve”	8
1.74 “Periodic Distribution Date”	8
1.75 “Person”	9
1.76 “Petition Date”	9
1.77 “Plan”	9
1.78 “Plan Supplement”	9
1.79 “Plan Supplement Filing Date”	9
1.80 “Priority Tax Claim”	9
1.81 “Priority Tax Claims Reserve”	9
1.82 “Pro Rata”	9
1.83 “Professional”	9
1.84 “Professional Claim”	9
1.85 “Professional Fee Order”	10
1.86 “Quarterly Distribution Date”	10

1.87 “Record Date”	10
1.88 “Reinstated” or “Reinstatement”	10
1.89 “Released Parties”	10
1.90 “Reorganized RoomStore”	10
1.91 “Reserve”	11
1.92 “Retained Actions”	11
1.93 “SEC”	11
1.94 “Scheduled”	11
1.95 “Schedules”	11
1.96 “Secured Claim”	11
1.97 “Security”	11
1.98 “Securities Act”	11
1.99 “Solicitation Procedures Order”	11
1.100 “Third Party Disbursing Agent”	11
1.101 “Unimpaired”	12
1.102 “Unsecured Claim”	12
1.103 “Unsecured Claims Reserve”	12
1.104 “Voting Deadline”	12

ARTICLE II ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS	13
2.1 Administrative Claims	13
2.2 Priority Tax Claims	13
2.3 DIP Lender Claims	14

ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS	14
3.1 Introduction	14

ARTICLE IV PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS	15
4.1 Class 1 (Other Priority Claims)	15
4.2 Class 2 (Other Secured Claims)	16
4.3 Class 3 (Unsecured Claims)	16
4.4 Class 4 (Affiliated Debtor Unsecured Claim)	17
4.5 Class 5 (Old Common Stock Interests)	17
4.6 Reservation of Rights	18
4.7 Estimation of Claims	18

ARTICLE V ACCEPTANCE OR REJECTION OF THIS PLAN; EFFECT OF REJECTION BY ONE OR MORE IMPAIRED CLASSES OF CLAIMS OR INTERESTS	18
5.1 Impaired Classes of Claims and Interests	18
5.2 Presumed Acceptances by Unimpaired Classes	19
5.3 Classes Deemed to Reject Plan	19
5.4 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	19
5.5 Confirmability and Severability of a Plan	19

ARTICLE VI MEANS FOR IMPLEMENTATION OF THIS PLAN	19
6.1 Transfer of Miscellaneous Assets	19
6.2 Contingent Funding Commitment	20
6.3 Cancellation of Existing Securities and Agreements	20
6.4 New RoomStore Common Stock	20
6.5 Third Party Disbursing Agent	20
6.6 Organizational Matters.	21
6.7 Directors and Officers.	22
6.8 Issuance of New Securities.	23
6.9 Post-Effective Date Financing	23
6.10 Preservation of Causes of Action	24
6.11 Exemption from Transfer Taxes and Recording Fees	24
6.12 Fractional Shares	24

ARTICLE VII UNEXPIRED LEASES AND EXECUTORY CONTRACTS	25
7.1 Assumption/Rejection of Contracts and Leases	25
7.2 Payments Related to Assumption of Executory Contracts and Unexpired Leases	25
7.3 Rejection Damages Bar Date	26
7.4 Preservation of Insurance	26

ARTICLE VIII PROVISIONS GOVERNING DISTRIBUTIONS	26
8.1 Time of Distributions	26
8.2 No Interest on Claims	26
8.3 Record Date for Distributions to Holders of Claims	26
8.4 Claims Administration Responsibility	26
8.5 Delivery of Distributions	27
8.6 Procedures for Treating and Resolving Disputed and Contingent Claims.	27
8.7 Timing of Distribution of New RoomStore Common Stock	28
8.8 Minimum Distributions	28
8.9 Means of Cash Payment	29
8.10 Withholding and Reporting Requirements	29
8.11 Lost, Stolen, Mutilated or Destroyed Instrument or Security	29

ARTICLE IX ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS	30
9.1 Professional Claims.	30
9.2 Substantial Contribution Compensation and Expenses Bar Date	30
9.3 Other Administrative Claims	30

ARTICLE X EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS	30
10.1 Discharge of Debtor	30
10.2 Compromises and Settlements	31
10.3 Setoffs	31
10.4 Exculpation and Limitation of Liability	31

10.5 Release by Debtor of Certain Parties	32
10.6 Releases by Holders of Claims and Interests	32
10.7 Injunction	32

ARTICLE XI CONDITIONS PRECEDENT	33
11.1 Conditions to Confirmation	33
11.2 Conditions to Consummation	33
11.3 Waiver of Conditions to Confirmation or Consummation	35

ARTICLE XII RETENTION OF JURISDICTION	35

ARTICLE XIII MISCELLANEOUS PROVISIONS	37
13.1 Binding Effect	37
13.2 Modification and Amendments	37
13.3 Allocation of Plan Distributions Between Principal and Interest	37
13.4 The Creditors’ Committee	37
13.5 Revocation, Withdrawal, or Non-Consummation.	37
13.6 Term of Injunctions or Stays	38
13.7 Governing Law	39
13.8 No Waiver or Estoppel	39

v

INTRODUCTION

HMY RoomStore, Inc. (the “Debtor”) and the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) jointly propose this plan of reorganization pursuant to the provisions of chapter 11 of the Bankruptcy Code (the “Plan”). Capitalized terms used in this Plan have the meanings ascribed to them in Article I of this Plan.

Reference is made to the Disclosure Statement (as that term is defined herein) for a discussion of the Debtor’s history, businesses, properties and operations, a summary and analysis of this Plan, and certain related matters. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 and this Plan, the Debtor and the Creditors’ Committee reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ALL CLAIMHOLDERS ENTITLED TO VOTE ON THIS PLAN ARE ENCOURAGED TO CAREFULLY READ THE DISCLOSURE STATEMENT AND THIS PLAN BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN. NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED HEREWITH AND APPROVED BY THE BANKRUPTCY COURT, HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCE OR REJECTION OF THIS PLAN.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION,

AND COMPUTATION OF TIME

A. Scope of Definitions

For purposes of this Plan, except as expressly provided herein or unless the context otherwise requires, all capitalized terms shall have the meanings ascribed to them in this Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural, and each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter.

B. Definitions

1.1 “503 Deadline” shall have the meaning ascribed to it in Article 9.2 hereof.

1.2 “Administrative Claim” means any Claim constituting a cost or expense of administration of the Chapter 11 Case allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code including, but not limited to, any actual and necessary costs and expenses of preserving the Debtor’s estate, any actual and necessary costs and expenses of operating the Debtor’s businesses, any indebtedness or obligations incurred or assumed by the Debtor, as Debtor in Possession, during the Chapter 11 Case (other than the DIP Lender Claims), including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the Debtor’s estate under section 1930 of chapter 123 of title 28 of the United States Code.

1.3 “Administrative Claims Reserve” means the reserve to be established and maintained by Reorganized RoomStore pursuant to the terms hereof containing all distributions that may be made on grounds of any Disputed Administrative Claims pending entry of a Final Order allowing or disallowing such Disputed Administrative Claims.

1.4 “Affiliated Debtors” means Heilig-Meyers Company, Heilig-Meyers Furniture Company, Heilig-Meyers Furniture West, Inc., HMY Star, Inc., and MacSaver Financial Services, Inc, each a debtor and debtor in possession in chapter 11 cases pending before the Bankruptcy Court.

1.5 “Affiliated Debtor Shares” means the number of shares of New RoomStore Common Stock to be distributed to HMC in respect of the Affiliated Debtor Unsecured Claim. The number of Affiliated Debtor Shares shall be determined by dividing 57,900,000 by the sum of (i) 57,900,000 and (ii) the aggregate amount of (x) all Allowed Unsecured Claims as of the Initial Common Stock Distribution Date and (y) any Disputed Unsecured Claims valued at the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.7 of this Plan) with respect to each of the Disputed Unsecured Claims, and multiplying the resulting percentage by 9,835,000 (the number of shares of New RoomStore Common Stock issued to the Unsecured Claims Reserve to satisfy the Affiliated Debtor Unsecured Claim and Unsecured Claims) allocable to satisfy the Affiliated Debtor Unsecured Claim and Unsecured Claims).

1.6 “Affiliated Debtor Unsecured Claim” means a general unsecured claim in favor of HMC against the Debtor in the amount of $57,900,000, which Claim shall be deemed an Allowed Claim.

1.7 “Affiliates” shall have the meaning ascribed to such term by section 101(2) of the Bankruptcy Code.

1.8 “Allowed Claim” means, with respect to a Claim or any portion thereof, a Claim (a) that has been allowed by a Final Order of the Bankruptcy Court (or such other court as to which the Debtor or Reorganized RoomStore, as the case may be, and the holder of such Claim agree may adjudicate such Claim and objections thereto), (b) as to which, on or by the Effective Date, (i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed, (c) for which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by this Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in this Plan.

1.9 “Ballot” means each of the ballot forms that are distributed to holders of Claims who are included in Classes that are entitled to vote to accept or reject this Plan.

1.10 “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as in effect on the date hereof.

1.11 “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Virginia.

1.12 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

1.13 “Bar Date” means the deadline for filing all proofs of claim or interest established by the Bankruptcy Court as July 16, 2001, including Claims of governmental units in accordance with section 502(b)(9) of the Bankruptcy Code, except Administrative Claims.

1.14 “Bar Date Order” means that order entered by the Bankruptcy Court on May 30, 2001, which, among other things, established the Bar Date.

1.15 “Business Day” means any day, excluding Saturdays, Sundays and legal holidays, on which commercial banks are open for business in New York City.

1.16 “Cash” means legal tender of the United States.

1.17 “Causes of Action” means any and all actions, proceedings, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

1.18 “Chapter 11 Case” means the Chapter 11 Case of the Debtor pending in the Bankruptcy Court.

1.19 “CIT” means The CIT Group/Business Credit, Inc.

1.20 “CIT Letter Agreement” means that certain agreement, dated             , 2005, by and among the Debtor and the DIP Agent, on behalf of the DIP Lenders, as described in the Plan Supplement.

1.21 “Claim” means a claim against the Debtor, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

1.22 “Claimholder” means a holder of a Claim.

1.23 “Claims Agent” means Bankruptcy Services, LLC, the Claims, Noticing and Balloting Agent to the Debtor as approved by the Bankruptcy Court on August 16, 2000.

1.24 “Claims Objection Deadline” means that day which is one hundred eighty (180) days after the Effective Date, as the same may be from time to time extended by the Bankruptcy Court, without further notice to parties in interest.

1.25 “Class” means a category of Claimholders or Interestholders described in Article III of this Plan.

1.26 “Class 3 Shares” means the number of shares of New RoomStore Common Stock to be distributed to the holders of Allowed Class 3 Claims in respect of Allowed Unsecured Claims. The number of Class 3 Shares shall be determined by dividing the aggregate amount of all Allowed Unsecured Claims as of the Initial Common Stock Distribution Date by the sum of (i) 57,900,000 and (ii) the aggregate amount of (x) all Allowed Unsecured Claims as of the Initial Common Stock Distribution Date and (y) any Disputed Unsecured Claims valued at the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.7 of this Plan) with respect to each of the Disputed Unsecured Claims, and multiplying the resulting percentage by 9,835,000 (the number of shares of New RoomStore Common Stock issued to the Unsecured Claims Reserve to satisfy the Affiliated Debtor Unsecured Claim and Unsecured Claims).

1.27 “Confirmation Date” means the date of entry of the Confirmation Order.

1.28 “Confirmation Hearing” means the hearing before the Bankruptcy Court to consider confirmation of this Plan and related matters under section 1128 of the Bankruptcy Code.

1.29 “Confirmation Order” means the order entered by the Bankruptcy Court confirming this Plan.

1.30 “Contingent Funding Commitment” has the meaning set forth in Article 6.2 of this Plan.

1.31 “Creditors’ Committee” means the Official Committee of Unsecured Creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Case.

1.32 “Cure” means the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

1.33 “Cure Claim” shall have the meaning ascribed to it in Article 7.2 hereof.

1.34 “Cure Claim Submission Deadline” shall have the meaning ascribed to it in Article 7.2 hereof.

1.35 “Cure Claim Objection Deadline” shall have the meaning ascribed to it in Article 7.2 hereof.

1.36 “Debtor” means HMY RoomStore, Inc., a Virginia corporation, and a Debtor in Possession in the above-captioned Case No. 00-34536 pending in the Bankruptcy Court.

1.37 “Debtor in Possession” means the Debtor in its capacity as debtor in possession in the Chapter 11 Case under sections 1107(a) and 1108 of the Bankruptcy Code.

1.38 “DIP Agent” means CIT in its capacity as agent for the DIP Lenders under the DIP Credit Agreement.

1.39 “DIP Credit Agreement” means $30,000,000 Senior Secured Superpriority Debtor-in-Possession Loan and Security Agreement, dated as of July 31, 2001, among the Debtor and Affiliated Debtors, as Borrowers, the financial institutions party thereto, and the DIP Agent (as amended, restated, supplemented and modified from time to time).

1.40 “DIP Lenders” means, collectively, those financial institutions from time to time party to the DIP Credit Agreement.

1.41 “DIP Lender Claims” means superpriority administrative Claims of the DIP Lenders under the DIP Credit Agreement or the Final DIP Order, including, to the fullest extent, all Claims arising from or related to the Secured Obligations (as defined in the DIP Credit Agreement), subject to the right of the Debtor or Creditors’ Committee to dispute the amount of any Claims made by the DIP Lenders.

1.42 “Disallowed Claim” means a Claim or any portion thereof, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or (c) is not Scheduled and as to which a proof of claim bar date has been set but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

1.43 “Disclosure Statement” means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

1.44 “Disputed Administrative Claim” means an Administrative Claim that is a Disputed Claim.

1.45 “Disputed Claim” means a Claim or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim and includes, without limitation, Claims that (a) (i) have not been Scheduled by the Debtor or have been Scheduled at zero, as unknown or as contingent, unliquidated or disputed and (ii) are not the subject of an objection in the Bankruptcy Court, (b) are the subject of a proof of claim that differs in nature, amount or priority from the Schedules, or (c) are the subject of an objection with the Bankruptcy Court and which objection has not been withdrawn, settled or overruled by a Final Order of the Bankruptcy Court.

1.46 “Disputed Other Priority Claim” means an Other Priority Claim that is a Disputed Claim.

1.47 “Disputed Other Secured Claim” means an Other Secured Claim that is a Disputed Claim.

1.48 “Disputed Unsecured Claim” means an Unsecured Claim that is a Disputed Claim.

1.49 “Distributions” means the distributions of Cash, shares of New RoomStore Common Stock and other property, if any, to be made in accordance with this Plan.

1.50 “Effective Date” means the Business Day on which all conditions to the consummation of this Plan set forth in Article 11.2 hereof have been either satisfied or waived as provided in Article 11.3 hereof and is the day upon which this Plan is substantially consummated.

1.51 “Entity” means as defined in section 101(15) of the Bankruptcy Code.

1.52 “Estate” means the bankruptcy estate of the Debtor created pursuant to section 541 of the Bankruptcy Code.

1.53 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.54 “Exhibit” means an exhibit annexed to either this Plan or the Disclosure Statement.

1.55 “Final DIP Order” means that certain Final Order Authorizing Debtors-in-Possession to Borrow Funds With Priority Over Administrative Expense and Secured by Superpriority Liens on Property of the Estates, entered on July 26, 2001.

1.56 “Final Order” means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

1.57 “HMC” means Heilig-Meyers Company, a Virginia corporation, and a debtor in possession in chapter 11 case No. 00-34533-DOT pending in the Bankruptcy Court.

1.58 “Impaired” refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.59 “Initial Administrative Claims Bar Date” means August 29, 2003, the deadline for filing all proofs of claims or interest established by the Bankruptcy Court.

1.60 “Initial Administrative Bar Date Order” means that order entered by the Bankruptcy Court on June 23, 2003, which, among other things, established the Initial Administrative Bar Date.

1.61 “Initial Distribution Date” means, with respect to Distributions made to holders of Allowed Claims, other than holders of Allowed Unsecured Claims, a date selected by Reorganized RoomStore, which date shall not be more than ninety (90) Business Days after the Effective Date, and, with respect to Distributions made to holders of Allowed Unsecured Claims, a date selected by Reorganized RoomStore, which date shall not be sooner than March 31, 2006.

1.62 “Initial Common Stock Distribution Date” means the later of (i) resolution of all Disputed Unsecured Claims or (ii) March 31, 2006.

1.63 “Interest” means (a) the legal, equitable, contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Person with respect to the Old Common Stock or any other equity securities of the Debtor and (b) the legal, equitable, contractual and other rights, whether fixed or contingent, matured or unmatured, disputed or undisputed, of any Person to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) any of the foregoing.

1.64 “Interestholder” means a holder of an Interest.

1.65 “Management Incentive Program” means Reorganized RoomStore’s equity incentive plan, the terms of which will be described fully in the Plan Supplement.

1.66 “Miscellaneous RoomStore Assets” has the meaning set forth in Article 6.1 of this Plan.

1.67 “New RoomStore Common Stock” means the common stock, $.01 par value per share, of Reorganized RoomStore to be issued pursuant to this Plan.

1.68 “New Credit Facility” means the post-Effective Date revolving credit and/or term loan facilities and, potentially, a high yield or similar securities offering, to be extended to Reorganized RoomStore as described in the Plan Supplement.

1.69 “Old Common Stock” means shares of common stock of the Debtor that were authorized, issued and outstanding immediately prior to the Effective Date.

1.70 “Other Priority Claim” means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

1.71 “Other Priority Claims Reserve” means the reserve to be established and maintained by Reorganized RoomStore pursuant to the terms hereof containing sufficient Cash that may be distributed on account of any Disputed Other Priority Claims pending the entry of a Final Order allowing or disallowing such Disputed Other Priority Claims.

1.72 “Other Secured Claim” means any Secured Claim other than a DIP Lender Claim. Other Secured Claims include Claims secured by liens junior in priority to existing liens, whether by operation of law, contract or otherwise, but solely to the extent of the value, as of the Effective Date, or such other date as is established by the Bankruptcy Court, of such Claimholder’s interest in the Estate’s interest in property of the Estate after giving effect to all security interests or liens senior in priority.

1.73 “Other Secured Claim Reserve” means the reserve to be established and maintained by Reorganized RoomStore pursuant to the terms hereof containing sufficient Cash to make all distributions that may be made on account of Disputed Other Secured Claims pending the entry of a Final Order allowing or disallowing such Disputed Other Secured Claims.

1.74 “Periodic Distribution Date” means (a) the Initial Distribution Date, as to the first distribution made by Reorganized RoomStore in respect of Allowed Claims

(other than Allowed Unsecured Claims), and (b) thereafter, each Quarterly Distribution Date, as to each subsequent distribution made by Reorganized RoomStore in respect of Allowed Claims.

1.75 “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other Entity.

1.76 “Petition Date” means August 16, 2000, the date on which the Debtor filed its voluntary petition commencing the Chapter 11 Case.

1.77 “Plan” means this plan of reorganization, which is jointly proposed by the Debtor and the Creditors’ Committee, as may be further amended or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the provisions hereof.

1.78 “Plan Supplement” means those Exhibits to this Plan and such other information that shall be filed with the Bankruptcy Court by the Plan Supplement Filing Date.

1.79 “Plan Supplement Filing Date” means the date on which Exhibits to this Plan shall be filed with the Bankruptcy Court, which date shall be at least ten (10) days prior to the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court.

1.80 “Priority Tax Claim” means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.81 “Priority Tax Claims Reserve” means the reserve to be established and maintained by Reorganized RoomStore pursuant to the terms hereof containing sufficient Cash that may be distributed on account of any Disputed Priority Tax Claims pending the entry of a Final Order allowing or disallowing such Disputed Priority Tax Claims.

1.82 “Pro Rata” means, from time to time, unless this Plan specifically provides otherwise, with respect to Allowed Claims, the same proportion that the amount of an Allowed Claim in a particular Class bears to the sum of the aggregate amounts of all Claims (including Disputed Claims, but excluding Disallowed Claims) of that particular Class of Claims.

1.83 “Professional” means those Persons employed in the Chapter 11 Case pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise.

1.84 “Professional Claim” means a Claim of a professional retained in the Chapter 11 Case pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of costs and expenses relating to services rendered or expenses incurred after the Petition Date and prior to and including the Effective Date.

1.85 “Professional Fee Order” means the order entered by the Bankruptcy Court on August 16, 2000, authorizing the interim payment of Professional Claims subject to applicable holdbacks.

1.86 “Quarterly Distribution Date” means the first Business Day after the end of each quarterly calendar period (i.e., March 31, June 30, September 30 and December 31) of each calendar year following the Initial Distribution Date, or the Initial Common Stock Distribution Date, as the case may be.

1.87 “Record Date” means the date established in the Confirmation Order or any other order of the Bankruptcy Court for determining the identity of holders of Allowed Claims for purposes of making Distributions under this Plan on account of Allowed Claims. If no Record Date is established in the Confirmation Order or any other order of the Bankruptcy Court, then the Record Date shall be the Confirmation Date.

1.88 “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Claimholder so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the Claimholder to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Claimholder for any damages incurred as a result of any reasonable reliance by such Claimholder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Claimholder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, “going dark” provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.

1.89 “Released Parties” means, collectively, (i) all officers of the Debtor, all members of the Debtor’s board of directors, and all employees of the Debtor, in each case, as of the date of the commencement of the Confirmation Hearing; (ii) the Creditors’ Committee and all current and former members of the Creditors’ Committee in their respective capacities as such; (iii) all Professionals; and (iv) with respect to each of the above-named Persons, such Person’s affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, in their capacities as such.

1.90 “Reorganized RoomStore” means, the Debtor, after the Effective Date, and any successor thereto by merger, consolidation or otherwise.

1.91 “Reserve” means any of, or collectively, the Administrative Claims Reserve, the Priority Tax Claims Reserve, Other Priority Claims Reserve, the Other Secured Claims Reserve and the Unsecured Claims Reserve.

1.92 “Retained Actions” means (a) all claims, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which the Debtor or the Debtor’s estate may hold against any Person, including, without limitation, any Causes of Action brought prior to the Petition Date, and actions against any Persons for failure to pay for products and services provided or rendered by the Debtor, (b) all claims, Causes of Action, suits and proceedings relating to strict enforcement of the Debtor’s intellectual property rights, including patents, copyrights and trademarks, and (c) all claims or Causes of Action seeking the recovery of the Debtor’s or Reorganized RoomStore’s accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Debtor’s or Reorganized RoomStore’s business; provided that any and all claims released under this Plan are excluded from the foregoing.

1.93 “SEC” means the United States Securities and Exchange Commission.

1.94 “Scheduled” means, with respect to any Claim or Interest, the status, priority and amount, if any, of such Claim or Interest as set forth in the Schedules.

1.95 “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Case by the Debtor, as such schedules or statements have been or may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

1.96 “Secured Claim” means a Claim held by a Claimholder and secured by a security interest in or lien on property of the Estate to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claimholder’s interest in property of the Estate as determined by a Final Order of the Bankruptcy Court pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtor or Reorganized RoomStore, as the applicable, and the Claimholder.

1.97 “Security” shall have the meaning ascribed to it in section 101(49) of the Bankruptcy Code.

1.98 “Securities Act” means the Securities Act of 1933, as amended.

1.99 “Solicitation Procedures Order” means the order of the Bankruptcy Court approved on [•], pursuant to which the Bankruptcy Court, inter alia, approved the Disclosure Statement and set various procedures for soliciting and tabulating votes on this Plan, as the same may have been amended or modified from time to time thereafter.

1.100 “Third Party Disbursing Agent” means an entity designated by Reorganized RoomStore, with the consent of the Creditors’ Committee, to act as disbursing agent pursuant to Article 6.5 of this Plan.

1.101 “Unimpaired” refers to any Claim that is not Impaired.

1.102 “Unsecured Claim” means a general unsecured claim which is a Claim against the Debtor that is not an Administrative Claim, Priority Tax Claim, or DIP Lender Claim and is not classified as a Claim included within any of Classes 1, 2, or 5.

1.103 “Unsecured Claims Reserve” means the reserve to be established and maintained by Reorganized RoomStore pursuant to the terms hereof containing sufficient New RoomStore Common Stock to make Distributions that may be made on account of any Disputed Unsecured Claims pending the entry of a Final Order allowing or disallowing such Disputed Unsecured Claims.

1.104 “Voting Deadline” means the deadline for voting on this Plan, as the same may from time to time be modified, set forth in the Solicitation Procedures Order.

C. Rules of Interpretation

The provisions of this Plan shall control over the contents of the Disclosure Statement, and the provisions of the Confirmation Order shall control over the contents of this Plan. For purposes of this Plan, unless otherwise provided herein: (a) any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (b) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (c) any reference to a Person as a holder of a Claim or Interest includes that Person’s successors and assigns; (d) all references in this Plan to Articles are references to Articles of this Plan; (e) the words “herein,” “hereunder” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (f) captions and headings are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-laws, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; and (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

D. Computation of Time

In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

E. Exhibits

All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the Plan

Supplement Filing Date, copies of Exhibits can be obtained upon written request to counsel to the Debtors or the Claims Agent or by downloading such exhibits from the Bankruptcy Court’s website at www.vaeb.uscourts.gov.

ARTICLE II

ADMINISTRATIVE CLAIMS

AND PRIORITY TAX CLAIMS

2.1 Administrative Claims. (a) Except to the extent that a holder of an Allowed Administrative Claim agrees to different treatment, the Debtor or Reorganized RoomStore, as the case may be, shall pay to each holder of an Allowed Administrative Claim, Cash in an amount equal to such Allowed Administrative Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date or (ii) the first Periodic Distribution Date occurring after the later of (x) the date a Disputed Administrative Claim becomes an Allowed Administrative Claim or (y) the date a Disputed Administrative Claim becomes payable pursuant to any agreement between Reorganized RoomStore and the holder of such Disputed Administrative Claim; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case shall be paid by the Debtor or Reorganized RoomStore in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

(b) On the Effective Date, Reorganized RoomStore shall apply Cash to establish the Administrative Claims Reserve. The Administrative Claims Reserve will be funded in the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.7 of this Plan) with respect to each of the Disputed Administrative Claims, if any. From and after the Effective Date, Reorganized RoomStore shall maintain and distribute the Administrative Claims Reserve in accordance with the terms and subject to the conditions set forth herein.

(c) Any Cash held in the Administrative Claims Reserve with respect to any Disputed Administrative Claim that shall become an Allowed Administrative Claim, after the payment or other discharge and satisfaction of any such Allowed Administrative Claim (or any Cash held in the Administrative Claims Reserve with respect to any Disputed Administrative Claim that shall become a Disallowed Administrative Claim), shall revest with Reorganized RoomStore and thereafter shall be administered in accordance with the terms and subject to the conditions set forth herein.

2.2 Priority Tax Claims. (a) Except to the extent that a holder of an Allowed Priority Tax Claim agrees to different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtor, with the consent of the Creditors’ Committee or Reorganized RoomStore, as the case may be, (i) deferred, periodic Cash payments made quarterly on the first Business Day of the first month following the Effective Date that is at least ninety (90) days subsequent to the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Priority Tax

Claim is based, totaling the principal amount of such Priority Tax Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety-day United States treasuries on the Effective Date, (ii) such other treatment agreed to by the Claimholder and Reorganized RoomStore, or (iii) payment in full in Cash.

(b) On the Effective Date, Reorganized RoomStore shall apply Cash to establish the Priority Tax Claim Reserve. The Priority Tax Claims Reserve will be funded in the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.7 of this Plan) with respect to each of the Disputed Priority Tax Claims, if any. From and after the Effective Date, Reorganized RoomStore shall maintain and distribute the Priority Tax Claims Reserve in accordance with the terms and subject to the conditions set forth herein.

(c) Any Cash held in the Priority Tax Claims Reserve with respect to any Disputed Priority Tax Claim that shall become an Allowed Priority Tax Claim, after the payment or other discharge and satisfaction of any such Allowed Administrative Claim (or any Cash held in the Priority Tax Claim Reserve with respect to any Disputed Priority Tax Claim that shall become a Disallowed Priority Tax Claim), shall revest with Reorganized RoomStore and thereafter shall be administered in accordance with the terms and subject to the conditions set forth herein.

2.3 DIP Lender Claims. Except as otherwise provided in the CIT Letter Agreement (and in accordance with the terms of the DIP Credit Agreement), and notwithstanding any provision contained in this Plan to the contrary, the Debtor or the Reorganized RoomStore as the case may be, shall, on the Effective Date, or as soon thereafter as is reasonably practicable, pay to the DIP Agent, on behalf of the DIP Lenders, Cash equal to the amount of the DIP Lender Claims, subject to the right of the Debtor or Creditors’ Committee to dispute the amount of any Claims made by the DIP Lenders. If any dispute arises under any amounts claimed under the DIP Credit Agreement or CIT Letter Agreement, the Court shall retain jurisdiction to hear such disputes.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1 Introduction. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtor. A Claim or Interest is placed in a particular Class for purposes of voting on this Plan and for receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. Pursuant to Article 4.7 of this Plan, the Debtor or the Creditors’ Committee may ask the Bankruptcy Court to estimate certain Disputed Claims. In accordance with section 1123(a)(1) of the

Bankruptcy Code, Administrative Claims, Priority Tax Claims and DIP Lender Claims have not been classified, and their treatment is set forth in Article II herein.

Class	Designation	Impairment	Entitled to Vote
1	Other Priority Claims	Unimpaired	No (deemed to accept)

2	Other Secured Claims	Unimpaired	No (deemed to accept)

3	Unsecured Claims	Impaired	Yes

4	Affiliated Debtor Unsecured Claim	Impaired	Yes (deemed to accept)

5	Old Common Stock Interests	Impaired	No (deemed to reject)

ARTICLE IV

PROVISIONS FOR TREATMENT OF

CLAIMS AND INTERESTS

4.1 Class 1 (Other Priority Claims). (a) Except to the extent that a holder of an Allowed Other Priority Claim agrees to different treatment, the Debtor or Reorganized RoomStore, as the case may be, shall pay to each holder of an Allowed Other Priority Claim, Cash in an amount equal to such Allowed Other Priority Claim on the later of (i) the Effective Date and (ii) the first Periodic Distribution Date occurring after the later of (x) the date a Disputed Other Priority Claim becomes an Allowed Other Priority Claim or (y) the date a Disputed Other Priority Claim becomes payable pursuant to any agreement between Reorganized RoomStore and the holder of such Other Priority Claim.

(b) On the Effective Date, Reorganized RoomStore shall apply Cash to establish the Other Priority Claims Reserve. The Other Priority Claims Reserve will be funded in the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.7 of this Plan) with respect to each of the Disputed Other Priority Claims, if any. From and after the Effective Date, Reorganized RoomStore shall maintain and distribute the Other Priority Claims Reserve in accordance with the terms and subject to the conditions set forth herein.

(c) Any Cash held in the Other Priority Claims Reserve with respect to any Disputed Other Priority Claim that shall become an Allowed Other Priority Claim, after the payment or other discharge and satisfaction of any such Allowed Other Priority Claim (or any Cash held in the Other Priority Claims Reserve with respect to any Disputed Other Priority Claim that shall become a Disallowed Other Priority Claim), shall revest in Reorganized RoomStore and thereafter shall be administered in accordance with the terms and subject to the conditions set forth herein.

(d) Class 1 is Unimpaired by this Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Other Priority Claim in Class 1 is conclusively presumed to have accepted this Plan and is not entitled to vote to accept or reject this Plan.

4.2 Class 2 (Other Secured Claims). (a) Except to the extent that the holder of an Allowed Other Secured Claim agrees to different treatment, the Debtor or Reorganized RoomStore, as the case may be, shall pay to each holder of an Allowed Other Secured Claim, Cash in an amount equal to such Allowed Other Secured Claim on the later of (i) the Effective Date and (ii) first Periodic Distribution Date occurring after the later of (x) the date a Disputed Other Secured Claim becomes an Allowed Other Secured Claim or (y) the date a Disputed Other Secured Claim becomes payable pursuant to any agreement between Reorganized RoomStore and the holder of such Other Secured Claim.

(b) On the Effective Date, Reorganized RoomStore shall use Cash to establish the Other Secured Claims Reserve. The Other Secured Claims Reserve will be funded in the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.7 of this Plan) with respect to each of the Disputed Other Secured Claims, if any. From and after the Effective Date, Reorganized RoomStore shall maintain and distribute the Other Secured Claims Reserve in accordance with the terms and subject to the conditions set forth herein.

(c) Any Cash held in the Other Secured Claims Reserve with respect to any Disputed Other Secured Claim that shall become an Allowed Other Secured Claim, after the payment or other discharge and satisfaction of any such Allowed Other Secured Claim (or any Cash held in the Other Secured Claims Reserve with respect to any Disputed Other Secured Claim that shall become a Disallowed Other Secured Claim), shall revest in Reorganized RoomStore and thereafter shall be administered in accordance with the terms and subject to the conditions set forth herein.

(d) Class 2 is Unimpaired by this Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Other Secured Claim in Class 2 is conclusively presumed to have accepted this Plan and is not entitled to vote to accept or reject this Plan.

4.3 Class 3 (Unsecured Claims). (a) Holders of Allowed Unsecured Claims shall receive their Pro Rata share of the Class 3 Shares in full and complete satisfaction of their Allowed Unsecured Claims. On the Effective Date, the Debtor or Reorganized RoomStore shall fund the Unsecured Claims Reserve with shares of New RoomStore Common Stock sufficient to make distributions in respect of (a) all Allowed Unsecured Claims (b) the Affiliated Debtor Unsecured Claim and (c) all Disputed Unsecured Claims to the extent such Disputed Unsecured Claims were to become Allowed Unsecured Claims (subject to reduction to the extent any Disputed Unsecured Claims are estimated or disallowed in accordance with the terms of this Plan). From and after the Effective Date, Reorganized RoomStore shall maintain and distribute the Class 3 Shares in accordance with the terms and subject to the conditions set forth herein, provided that in no event shall any of the Class 3 Shares be distributed to any holder of an Allowed Unsecured Claim prior to the Initial Common Stock Distribution Date. The Class 3 Shares shall be subject to dilution by the shares of New RoomStore Common stock issued pursuant to or on account of the Management Incentive Program.

(b) With respect to all Allowed Unsecured Claims on the Initial Common Stock Distribution Date and, with respect to all Disputed Unsecured Claims that shall become Allowed Unsecured Claims, on the first Quarterly Distribution Date occurring thereafter, such Claimholder shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Unsecured Claim, a Distribution of such Claimholder’s Pro Rata share of the Class 3 Shares held in the Unsecured Claims Reserve.

(c) Any shares of New RoomStore Common Stock held in the Unsecured Claims Reserve with respect to any Disputed Unsecured Claim that shall become an Allowed Unsecured Claim, after the payment or other discharge and satisfaction of any such Allowed Unsecured Claim (or any shares of New RoomStore Common Stock held in the Unsecured Claims Reserve with respect to any Disputed Unsecured Claim that shall become a Disallowed Unsecured Claim), shall be distributed Pro Rata to the holders of Allowed Unsecured Claims and HMC as the holder of the Affiliated Debtor Unsecured Claim.

(d) Class 3 is Impaired by this Plan. Each holder of an Allowed Unsecured Claim in Class 3 is entitled to vote to accept or reject this Plan.

4.4 Class 4 (Affiliated Debtor Unsecured Claim). (a) HMC shall receive on the Initial Common Stock Distribution Date the Affiliated Debtor Shares in full and complete satisfaction of the Affiliated Debtor Unsecured Claim. The Affiliated Debtor Shares shall be subject to dilution by the shares of New RoomStore Common Stock issued pursuant to or on account of the Management Incentive Program.

(b) Any shares of New RoomStore Common Stock held in the Unsecured Claims Reserve with respect to any Disputed Unsecured Claim that shall become a Disallowed Unsecured Claim, shall be distributed Pro Rata to the holders of Allowed Unsecured Claims and HMC, as the holder of the Affiliated Debtor Unsecured Claim.

(c) Class 4 is Impaired by this Plan. HMC, as the holder of the Affiliated Debtor Unsecured Claim, is entitled to vote to accept or reject this Plan. The vote of Class 4 will be deemed to be a vote in favor of this Plan.

4.5 Class 5 (Old Common Stock Interests). (a) Old Common Stock Interests shall be cancelled, released, and extinguished and holders of such Interests will not receive any distributions under this Plan.

(b) Holders of Old Common Stock Interests shall receive no Distribution under this Plan. Therefore, each holder of Old Common Stock Interests in Class 5 is conclusively presumed to have rejected this Plan. Pursuant to section 1126(g) of the Bankruptcy Code, holders of Old Common Stock Interests in Class 5 are not entitled to vote to accept or reject this Plan.

4.6 Reservation of Rights. Except as otherwise explicitly provided in this Plan, nothing will affect the rights and defenses, both legal and equitable, of the Debtor or Reorganized RoomStore with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment of Unimpaired Claims.

4.7 Estimation of Claims. At any time, the Debtor, the Creditors’ Committee or Reorganized RoomStore may request that the Bankruptcy Court estimate any contingent or unliquidated Claim to the extent permitted by Bankruptcy Code section 502(c), regardless of whether any party shall have previously objected to such Claim or whether the Bankruptcy Court shall have ruled on any such objection, and the Bankruptcy Court shall have jurisdiction to estimate any Claim at any time during litigation concerning any objection to such Claim, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the allowed amount of such Claim or a maximum limitation on the Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Claim, the Debtor, the Creditors’ Committee or Reorganized RoomStore, as applicable, may elect to pursue supplemental proceedings to object to the ultimate allowance of the Claim. All of the foregoing Claims objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

ARTICLE V

ACCEPTANCE OR REJECTION OF THIS PLAN;

EFFECT OF REJECTION BY ONE OR MORE

IMPAIRED CLASSES OF CLAIMS OR INTERESTS

5.1 Impaired Classes of Claims and Interests. Except as otherwise provided in the Solicitation Procedures Order and this Plan, each Impaired Class of Claims that will receive or retain property or any interest in property under this Plan shall be entitled to vote to accept or reject this Plan. Pursuant to Bankruptcy Code section 1126(c) and except as provided in Bankruptcy Code section 1126(e), an Impaired Class of Claims has accepted this Plan if the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the holders of Allowed Claims of such Class actually voting on this Plan have voted to accept this Plan. Classes 3, 4 and 5 are Impaired under this Plan. Class 4, which consists of the Affiliated Debtor Unsecured Claim, is deemed to accept this Plan. Class 5 will receive no distributions under this Plan and, therefore, is deemed to reject this Plan. Therefore, only the holders of Claims in Class 3, who shall receive their Pro Rata share of the Class 3 Shares, shall be entitled to vote for or against confirmation of this Plan in accordance with the provisions hereof.

5.2 Presumed Acceptances by Unimpaired Classes. Class 1 (Other Priority Claims) and Class 2 (Other Secured Claims) are Unimpaired by this Plan. Under section 1126(f) of the Bankruptcy Code and/or the Solicitation Procedures Order, such Claimholders are conclusively presumed to have accepted this Plan, and the votes of such Claimholders will not be solicited.

5.3 Classes Deemed to Reject Plan. Because holders of Class 5 Old Common Stock Interests are not receiving a distribution on account of such Old Common Stock Interests under this Plan, they are conclusively presumed to have rejected this Plan, and the votes of such holders will not be solicited.

5.4 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. The Debtor and the Creditors’ Committee will request confirmation of this Plan, as it may be modified from time to time, under Bankruptcy Code section 1129(b) with respect to Class 5.

5.5 Confirmability and Severability of a Plan. The Debtor and the Creditors’ Committee reserve the right to alter, amend, modify, revoke or withdraw this Plan; provided, however, that neither the Debtor nor the Creditors’ Committee may alter, amend, or modify this Plan without the written consent of the other; provided further, however, that revocation or withdrawal of this Plan by either the Debtor or the Creditors’ Committee shall constitute a revocation and withdrawal of this Plan by both the Debtor and the Creditors’ Committee. A determination by the Bankruptcy Court that this Plan is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect the ability of the Debtor and the Creditors’ Committee to modify this Plan to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code at or prior to the Confirmation Hearing.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THIS PLAN

6.1 Transfer of Miscellaneous Assets. In connection with the emergence of Reorganized RoomStore as a separate operating entity from the Affiliated Debtors, certain assets used by the Debtor in the operation of its business (whether pre-petition or post-petition) but reflected as owned by one of the Affiliated Debtors (the “Miscellaneous RoomStore Assets”) shall be transferred formally to Reorganized RoomStore by the applicable Affiliated Debtors free and clear of all liens, claims, encumbrances, interests and defenses. In consideration for the transfer and conveyance of the Miscellaneous RoomStore Assets, the Debtor shall (x) establish the Contingent Funding Commitment and (y) release the Affiliated Debtors from all liability to reimburse the Debtor for its post-petition funding of various costs and expenses of the administration of the Chapter 11 Case or the chapter 11 cases of the Affiliated Debtors. In connection with such exchange, none of the Affiliated Debtors shall have any Allowed Administrative Claims in connection with the transfer of the Miscellaneous RoomStore Assets to Reorganized RoomStore.

Entry of the Confirmation Order shall constitute the approval of (i) the sale, transfer, conveyance and assignment of the Miscellaneous RoomStore Assets to Reorganized RoomStore and (ii) the settlement and compromise, pursuant to Bankruptcy Rule 9019, and release of the Affiliated Debtors by the Debtor for the unreimbursed, post-petition funding costs of administration of any of the Affiliated Debtors’ chapter 11 cases. Notwithstanding the sale, settlement and compromise, HMC expressly shall retain the Affiliated Debtor Unsecured Claim, which is treated as a Class 4 Claim in this Plan.

6.2 Contingent Funding Commitment. On the Effective Date, Reorganized RoomStore shall deliver to the Affiliated Debtors a written commitment to provide funding of up to $2 million, in the aggregate, to pay for any of the costs of administration of the chapter 11 cases of the Affiliated Debtors (the “Contingent Funding Commitment”). Notwithstanding the foregoing, the Contingent Funding Commitment (or any unused portion thereof) shall expire and be forever unenforceable (i) if not called upon prior to the third anniversary of the Effective Date unless otherwise extended and/or terminated by any of the Affiliated Debtors, in its sole discretion, or (ii) in the event the Affiliated Debtors have available cash of at least $3,500,000 on the effective date of a plan of reorganization following establishment of reserves for all Claims entitled to priority under section 507 of the Bankruptcy Code.

6.3 Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise specifically provided for herein, any share certificate, note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtor or ownership interest in the Debtor, and all options, warrants and rights (whether fixed or contingent, matured or unmatured, disputed or undisputed, contractual, legal, equitable or otherwise) to acquire any of the foregoing that shall be authorized, issued and outstanding immediately prior to the Effective Date shall be cancelled without any further action on the part of the Bankruptcy Court or any other Person.

6.4 New RoomStore Common Stock. On the Effective Date, Reorganized RoomStore shall issue 9,835,000 shares of New RoomStore Common Stock to the Unsecured Claims Reserve for distribution in accordance with the terms of this Plan. Except for those shares reserved for the Management Incentive Program, the shares of New RoomStore Common Stock issued on the Effective Date to the Unsecured Claims Reserve shall represent 100% of the shares of New RoomStore Common Stock issued and outstanding on the Effective Date.

6.5 Third Party Disbursing Agent. Reorganized RoomStore, or such Third Party Disbursing Agent that Reorganized RoomStore may employ with the consent of the Creditors’ Committee, will make all distributions of Class 3 Shares and Affiliated Debtor Shares from the Unsecured Claims Reserve as required under this Plan. Any Third Party Disbursing Agent will serve without bond, and any Third Party Disbursing Agent may employ or contract with other entities to assist in or make distributions of New RoomStore Common Stock required by this Plan. Reorganized RoomStore shall be authorized to implement such procedures as it deems necessary to distribute New RoomStore Common Stock to Class 3 and Class 4 so as to efficiently and economically assure prompt and proportionate distribution of such consideration.

6.6 Organizational Matters.

(a) Continued Corporate Existence of Reorganized RoomStore. The Debtor shall continue to exist after the Effective Date as Reorganized RoomStore, a separate corporate entity with all the powers of a corporation under the applicable law of the jurisdiction in which it is incorporated and pursuant to the articles of incorporation and bylaws in effect prior to the Effective Date, except to the extent such articles of incorporation and bylaws are amended and restated pursuant to this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

(b) Corporate Action. Each of the matters provided for under this Plan involving corporate action to be taken by or required of the Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by the stockholders, creditors, or members of the board of directors of the Debtor.

(c) Articles of Incorporation and Bylaws. On the Effective Date, the articles of incorporation and bylaws of the Debtor shall be amended and restated as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. The amended and restated articles of incorporation of Reorganized RoomStore shall, among other things, authorize 20,000,000 shares of New RoomStore Common Stock, $.01 par value per share, and prohibit the issuance of non-voting equity securities consistent with the requirements of section 1123(a) of the Bankruptcy Code. The form of articles of incorporation of Reorganized RoomStore, as so amended and restated, and the form of bylaws of Reorganized RoomStore, as so amended and restated, shall be filed as part of the Plan Supplement.

(d) Vesting of Assets. On the Effective Date, the Miscellaneous RoomStore Assets shall be deemed transferred to Reorganized RoomStore and all of the Debtor’s assets shall revest in Reorganized RoomStore, in each case, free and clear of all Claims, liens, charges, encumbrances, rights and interests of creditors and equity security holders. As of the Effective Date, Reorganized RoomStore may operate its businesses and use, acquire and dispose of property and settle and compromise Claims without supervision of the Bankruptcy Court, free and clear of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and the Confirmation Order.

(e) Establishment of the Reserves. On the Effective Date (if not funded prior to such time), Reorganized RoomStore (a) shall use Cash to establish the Administrative Claims Reserve, Priority Tax Claims Reserve, Other Priority Claims

Reserve and the Other Secured Claims Reserve, which shall be maintained in accordance with Article VI of this Plan; and (b) shall use shares of New RoomStore Common Stock to establish the Unsecured Claims Reserve.

(f) Payment of the Expenses Incurred. All costs and expenses associated with the implementation of this Plan, including the costs and expenses of any Third Party Disbursing Agent or other Person retained by Reorganized RoomStore to assist in the administration of this Plan, shall be the responsibility of and paid by Reorganized RoomStore. These payments will be made on terms agreed to with Reorganized RoomStore and will not be deducted from distributions to be made pursuant to this Plan to holders of Allowed Claims receiving distributions from a Third Party Disbursing Agent.

(g) Retention of Professionals. Reorganized RoomStore may retain such law firms, accounting firms, experts, advisors, financial advisors, consultants, Third Party Disbursing Agent or other professionals as it may deem necessary, with the consent of the Committee, to aid in the performance of its responsibilities pursuant to the terms of this Plan including, without limitation, the liquidation of the Claims and the distribution of the New RoomStore Common Stock. Reorganized RoomStore may retain professionals retained in the Affiliated Debtors’ chapter 11 cases without restriction and such retention shall not be deemed a conflict for any such professionals in the chapter 11 cases of the Affiliated Debtors or otherwise.

6.7 Directors and Officers.

(a) Appointment of Directors. On the Effective Date, the term of office of the current members of the Debtor’s board of directors shall expire. The board of directors of Reorganized RoomStore shall have five (5) members, each of whom shall be selected by the Creditors’ Committee. The Persons designated to serve as members of such initial board of directors shall be identified in the Plan Supplement. After the Effective Date, the composition of Reorganized RoomStore’s board of directors shall be subject to the provisions of the amended and restated articles of incorporation and bylaws of Reorganized RoomStore. The board of directors of Reorganized RoomStore shall have responsibility for the management, control and operation of Reorganized RoomStore on and after the Effective Date.

(b) Appointment of Officers. The existing senior officers of the Debtor shall continue to serve in such capacities with Reorganized RoomStore after the Effective Date, subject to the terms of any applicable employment agreements and the rights of Reorganized RoomStore’s board of directors to dismiss such officers with or without cause.

(c) Effectuating Documents; Further Transactions. The chairman of the board of directors, the chief executive officer, or any other officer of the Debtor or Reorganized RoomStore, as the case may be, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The secretary or assistant secretary of the Debtor or Reorganized RoomStore, as the case may be, shall be authorized to certify or attest to any of the foregoing actions.

6.8 Issuance of New Securities.

(a) Exemption from Registration. On the Effective Date, Reorganized RoomStore shall issue all of the New RoomStore Common Stock to the Unsecured Claims Reserve. The issuance of the New RoomStore Common Stock in accordance with the provisions of this Plan and the Distribution of the New RoomStore Common Stock to the holders of Allowed Unsecured Claims and the Allowed Affiliated Debtor Unsecured Claim, in discharge of and in exchange for such Claims, shall be exempt from the registration requirements of the Securities Act and the registration and qualification requirements of all applicable state securities laws pursuant to the exemption afforded by section 1145(a) of the Bankruptcy Code.

(b) Management Incentive Program. The Debtor’s basic compensation program for executive officers consists of base salary and pay for performance. Base salaries for senior executives are based upon a combination of factors including past individual performance, competitive salary levels, and the individual’s potential for making significant contributions to future Company performance. Incentive bonuses are annual bonus awards based upon individual performance and actual operating results compared to planned operating results. The Debtor believes that stock options, restricted stock, or other equity-based compensation programs are an important performance-based component of senior executive compensation and will motivate senior executives and other key employees to contribute to the long-term growth of shareholder value. The terms of Reorganized RoomStore’s equity incentive plan will be described more fully in the Plan Supplement.

(c) Voting of Undelivered New RoomStore Common Stock. Pending the distribution of any New RoomStore Common Stock from the Unsecured Claims Reserve, Reorganized RoomStore or any Third Party Disbursing Agent will cause all of the New RoomStore Common Stock held in the Unsecured Claims Reserve to be (a) represented in person or by proxy at each meeting of the stockholders of Reorganized RoomStore, (b) voted in any election of directors of Reorganized RoomStore for the nominees recommended by the board of directors of Reorganized RoomStore and (c) voted with respect to any other matter as recommended by the board of directors of Reorganized RoomStore.

6.9 Post-Effective Date Financing. Reorganized RoomStore shall enter into the New Credit Facility to obtain the funds necessary to, among other things, (i) satisfy funding requirements under this Plan and (ii) conduct Reorganized RoomStore’s post-reorganization operations. Documents evidencing the New Credit Facility, or commitment letters with respect thereto, shall be filed by the Debtor with the Bankruptcy Court in the Plan Supplement. In the Confirmation Order, the Bankruptcy Court shall approve the New Credit Facility in substantially the form filed with the Bankruptcy Court and authorize Reorganized RoomStore, as applicable, to execute the same together with such other documents as the New Credit Facility lenders may reasonably require to effectuate the treatment afforded to such parties under the New Credit Facility.

6.10 Preservation of Causes of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in this Plan and/or the Confirmation Order, Reorganized RoomStore shall retain and may (but is not required to) enforce all Retained Actions and other similar claims arising under applicable state laws and all other Causes of Action of a trustee or debtor in possession under the Bankruptcy Code. The Debtor and the Creditors’ Committee or Reorganized RoomStore will determine whether to bring, settle, release, compromise, or enforce any such rights (or decline to do any of the foregoing). Reorganized RoomStore or any successor may pursue such litigation claims in accordance with the best interests of Reorganized RoomStore or any successor holding such rights of action. The failure of the Debtor to specifically disclose any claim, right of action, suit or proceeding in the Debtor’s Schedules or otherwise does not, and will not be deemed to, constitute a waiver or release by the Debtor of such claim, right of action, suit or proceeding, and Reorganized RoomStore will retain the right to pursue such claims, rights of action, suits or proceedings in its sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit or proceeding upon or after confirmation or consummation of this Plan.

6.11 Exemption from Transfer Taxes and Recording Fees. Pursuant to 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including without limitation, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax. Any transfers from the Debtor or Affiliated Debtors to Reorganized RoomStore or otherwise pursuant to his Plan shall not be subject to any such taxes, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Unless the Bankruptcy Court orders otherwise, any and all of the foregoing transactions whether taken on or after the Effective Date shall be deemed to have been in furtherance of, or in connection with, this Plan.

6.12 Fractional Shares. No fractional shares of New RoomStore Common Stock or Cash in lieu thereof shall be distributed from the Unsecured Claims Reserve. For purposes of Distribution, fractional shares of New RoomStore Common Stock shall be rounded down to the next whole number or zero, as applicable, and no Cash will be distributed in lieu thereof. As a result of this rounding, less than all shares of New RoomStore Common Stock specified in this Plan may actually be issued hereunder.

ARTICLE VII

UNEXPIRED LEASES AND EXECUTORY CONTRACTS

7.1 Assumption/Rejection of Contracts and Leases. Each executory contract and unexpired lease to which the Debtor is a party shall be deemed automatically rejected as of the Effective Date, unless such executory contract or unexpired lease (a) shall have been previously assumed by the Debtor, (b) is the subject of a motion to assume filed, or a notice of assumption served pursuant to order of the Bankruptcy Court, on or before the Confirmation Date, or (c) is listed on the schedule of to-be-assumed contracts and leases included in the Plan Supplement. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections and assumptions, pursuant to section 365 of the Bankruptcy Code.

7.2 Payments Related to Assumption of Executory Contracts and Unexpired Leases. The provisions (if any) of each executory contract and unexpired lease to be assumed under this Plan that are or may be in default shall be satisfied solely by Cure. Any Person claiming that a monetary Cure amount is due in connection with the assumption of any executory contract or unexpired lease as contemplated by section 365(b) of the Bankruptcy Code must file a monetary Cure claim with the Bankruptcy Court asserting all alleged amounts accrued through the Effective Date, if any (the “Cure Claim”), no later than thirty (30) days after the Effective Date (the “Cure Claim Submission Deadline”). Any party failing to submit a Cure Claim by the Cure Claim Submission Deadline shall be forever barred from asserting, collecting, or seeking to collect any amounts relating thereto against the Debtor, Reorganized RoomStore or the Affiliated Debtors and their respective successors and assigns. Reorganized RoomStore shall have ninety (90) days from the Cure Claim Submission Deadline (the “Cure Claim Objection Deadline”) to file objections to Cure Claims. Any Disputed Cure Claims, if not resolved consensually by the parties, shall be resolved by the Bankruptcy Court. Disputed Cure Claims shall be set for status at subsequent hearings following the Cure Claim Objection Deadline with separate evidentiary hearings to be set by the Bankruptcy Court as needed. If Reorganized RoomStore does not dispute a Cure Claim, Reorganized RoomStore shall pay the Cure Claim, if any, to the claimant within twenty (20) days following the Cure Claim Objection Deadline. In the event of a dispute regarding (a) the nature or the amount of any Cure, (b) the ability of Reorganized RoomStore or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365(b) of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, any such Cure shall be paid by Reorganized RoomStore as soon as reasonably practicable after such agreement or Final Order (but in no event any later than twenty (20) days thereafter). The Plan Supplement will list executory contracts and unexpired leases to be assumed by the Debtor; provided however, that the Debtor shall be permitted to modify such list at any time prior to the Effective Date.

7.3 Rejection Damages Bar Date. If the rejection by the Debtor (pursuant to this Plan or otherwise) of an executory contract or unexpired lease results in a Claim, such Claim shall be forever barred and shall not be enforceable against the Debtor, Reorganized RoomStore, the Affiliated Debtors or their respective successors or assigns or such entities’ properties unless a proof of claim is filed with the Claims Agent and served upon Reorganized RoomStore within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

7.4 Preservation of Insurance. The discharge and release of the Debtor as provided herein shall not diminish or impair the enforceability of any insurance policies that may cover claims against the Debtor or any other person or entity. Furthermore, assumption of any insurance policies pursuant to Article VII of this Plan does not alter, amend or otherwise affect either the Debtor’s or insurers’ rights pursuant to such insurance policy; provided, however, nothing herein waives any contractual, state or federal rights the Debtor may have including, without limitation, those set forth in section 365(b)(2) of the Bankruptcy Code.

ARTICLE VIII

PROVISIONS GOVERNING DISTRIBUTIONS

8.1 Time of Distributions. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under this Plan shall be made on or as soon as practicable after the Effective Date.

8.2 No Interest on Claims. Unless otherwise specifically provided for in this Plan or the Confirmation Order, post-petition interest shall not accrue or be paid on Claims, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim, right, or Interest. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.

8.3 Record Date for Distributions to Holders of Claims. At the close of business on the Record Date, the transfer ledgers respecting each of the Claims shall be closed, and there shall be no further changes in such record holders. Reorganized RoomStore shall not have any obligation to recognize any transfer of Claims occurring after the Record Date. Reorganized RoomStore shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders of Claims stated on such transfer ledgers as of the close of business on the Record Date.

8.4 Claims Administration Responsibility. Reorganized RoomStore will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving and making distributions to all Claims against the Debtor.

8.5 Delivery of Distributions. Distributions to holders of Allowed Claims shall be made by Reorganized RoomStore or its designee: (a) at the addresses set forth on the proofs of claim filed by such holders (or at the last known addresses of such holders if no proof of claim or interest is filed or if the Debtor or Reorganized RoomStore has been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Debtor or Reorganized RoomStore after the date of any related proof of claim; and (c) at the addresses reflected in the Schedules if no proof of claim has been filed and neither the Debtor nor Reorganized RoomStore has received a written notice of a change of address. If any Claimholder’s distribution is returned as undeliverable, no further distributions to such Claimholder shall be made unless and until Reorganized RoomStore is notified of such Claimholder’s then current address, at which time all missed distributions shall be made to such Claimholder without interest. Amounts in respect of undeliverable distributions shall be returned to Reorganized RoomStore until such distributions are claimed. All claims for undeliverable distributions of any property other than New RoomStore Common Stock shall be made on or before the second anniversary of the Effective Date. All claims for undeliverable distributions of New RoomStore Common Stock shall be made on the later of (i) the second anniversary of the Initial Common Stock Distribution Date or (ii) the second anniversary of the Quarterly Distribution Date such New RoomStore Common Stock was Distributed. After such date, all unclaimed property shall revert to Reorganized RoomStore. Upon such reversion, the claim of any Claimholder, or its successors, with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary. Following any such reversion of any New RoomStore Common Stock, Reorganized RoomStore or a Third Party Disbursing Agent shall distribute such property Pro Rata among Claimholders of Allowed Claims in Class 3 and Class 4.

8.6 Procedures for Treating and Resolving Disputed and Contingent Claims.

(a) No Distributions Pending Allowance. No payments or distributions shall be made with respect to any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed and served on the holders of each such Claim on or before the Claims Objection Deadline.

(b) Claims Reserves. In addition to the Administrative Claim Reserve, the Other Priority Claims Reserve and the Other Secured Claims Reserve, Reorganized RoomStore shall create the Unsecured Claims Reserve with shares of New RoomStore Common Stock sufficient to make distributions in respect of (a) all Allowed Unsecured Claims (b) the Affiliated Debtor Unsecured Claim and (c) all Disputed Unsecured Claims to the extent such Disputed Unsecured Claims were to become Allowed Unsecured Claims (subject to reduction to the extent any Disputed Unsecured Claims are estimated or disallowed in accordance with the terms of this Plan). Reorganized RoomStore or any Third Party Disbursing Agent shall hold the Unsecured

Claims Reserve (including any dividends, payments, or other distributions made on account of such securities) pending distribution Pro Rata to the holders of Allowed Unsecured Claims and the Allowed Affiliated Debtor Claim, as applicable.

(c) Distributions After Allowance. Payments and distributions from the Reserve to each respective Claimholder on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of this Plan that govern distributions to such Claimholders. On the first Periodic Distribution Date following the date when a Disputed Claim becomes an Allowed Claim, Reorganized RoomStore or its designee will distribute to the Claimholder any property held in a Reserve that would have been distributed on the dates distributions were previously made to Claimholders had such Allowed Claim been an Allowed Claim on such dates. After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims, any remaining property held in the Reserve will be distributed in accordance with the other provisions of this Plan. All Distributions made under this sub-section (c) hereof on account of an Allowed Claim will be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates Distributions were previously made to Allowed Claimholders included in the applicable Class.

8.7 Timing of Distribution of New RoomStore Common Stock. Notwithstanding any other provision of this Plan, the initial distribution of Class 3 Shares and the Affiliated Debtor Shares from the Unsecured Claims Reserve will be made on the Initial Common Stock Distribution Date. Should any Disputed Unsecured Claims remain after the Initial Common Stock Distribution Date, the New RoomStore Common Stock remaining in the Unsecured Claims Reserve shall be distributed at subsequent Quarterly Distribution Dates pursuant to this Plan. Following the distribution of Class 3 Shares and Affiliated Debtor Shares at the Initial Common Stock Distribution Date, Reorganized RoomStore of the Third Party Disbursing Agent shall, if necessary, withhold an amount of New RoomStore Common Stock in the Unsecured Claims Reserve equal to the amount of Disputed Unsecured Claims at the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.7 of this Plan) to satisfy the distributions required to made to the holders of Disputed Unsecured Claims when allowance or disallowance of each Disputed Unsecured Claim is ultimately determined.

8.8 Minimum Distributions. Reorganized RoomStore shall not have any obligation to make a distribution on account of an Allowed Claim from any Reserve or otherwise if (a) the aggregate amount of all distributions authorized to be made from such Reserve or otherwise on the Periodic Distribution Date in question is or has a value less than $500, or (b) if the amount to be distributed to the specific holder of the Allowed Claim on the particular Periodic Distribution Date does not constitute a final distribution to such holder and is or has a value less than $50.

8.9 Means of Cash Payment. Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the options and in the sole discretion of Reorganized RoomStore, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by Reorganized RoomStore. Cash payments to foreign creditors may be made, at the sole option of Reorganized RoomStore, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

8.10 Withholding and Reporting Requirements. In connection with this Plan and all distributions hereunder, Reorganized RoomStore shall comply with all withholding and reporting requirements imposed by an federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. Reorganized RoomStore shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of this Plan, (i) each holder of an Allowed Claim that is to receive a distribution of Cash or New RoomStore Common Stock shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distributions shall be made to or on behalf of such Claimholder pursuant to this Plan unless and until such Claimholder has made arrangements satisfactory to Reorganized RoomStore for the payment and satisfaction of such tax obligations or has, to Reorganized RoomStore’s satisfaction, established an exemption therefrom. Any Cash or New RoomStore Common Stock to be distributed pursuant to this Plan shall, pending implementation of such arrangements, be treated as undeliverable pursuant to Article 8.5 hereof.

8.11 Lost, Stolen, Mutilated or Destroyed Instrument or Security. Any holder of an Allowed Claim evidenced by instruments, securities or other documentation canceled pursuant to Article 6.3 of this Plan that has been lost, stolen, mutilated, or destroyed, shall in lieu of surrendering such instrument, security or documentation: (a) deliver to Reorganized RoomStore (i) an affidavit of loss reasonably satisfactory to Reorganized RoomStore setting forth the unavailability of such instrument, security, or other documentation and (ii) such additional security or indemnity as may reasonably be requested by Reorganized RoomStore to hold Reorganized RoomStore harmless from any damages, liabilities, or costs incurred in treating such Entity as a holder of an Allowed Claim and (b) satisfy any other requirement under any other relevant document. Upon compliance with this Article 8.11 by a holder of an Allowed Claim evidenced by such instrument, security, or other documentation, such holder shall, for all purposes under this Plan, be deemed to have surrendered such instrument, security, or other documentation.

ARTICLE IX

ALLOWANCE AND PAYMENT OF

CERTAIN ADMINISTRATIVE CLAIMS

9.1 Professional Claims.

(a) Final Fee Applications. All final requests for payment of Professional Claims shall be addressed in connection with the reorganization cases of the Affiliated Debtors.

(b) Post-Effective Date Compensation. Upon the Effective Date, any requirement that professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation with respect to services provided to Reorganized RoomStore after such date will terminate.

9.2 Substantial Contribution Compensation and Expenses Bar Date. Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Case pursuant to sections 503(b)(3), 503(b)(4), and 503(b)(5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court, on or before a date which is thirty (30) days after the Effective Date (the “503 Deadline”), and serve such application on Reorganized RoomStore and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

9.3 Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in Article 2.1 of this Plan) that are not otherwise time barred as a result of the establishment of the Administrative Claims Bar Date must be filed with the Bankruptcy Court and served on Reorganized RoomStore no later than thirty (30) days after the Effective Date. Unless Reorganized RoomStore objects to an Administrative Claim by the Claims Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that Reorganized RoomStore objects to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by in the ordinary course of business.

ARTICLE X

EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS

10.1 Discharge of Debtor. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the Distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of all Claims and causes of action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights, and Interests, including, but not limited to, demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtor prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (i) a proof of claim or interest based upon such debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim or Interest based upon such debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (iii) the holder of such a Claim, right, or Interest accepted this Plan. The Confirmation Order shall be a judicial determination of the discharge of all liabilities of and Interests in the Debtor, subject to the Effective Date occurring.

10.2 Compromises and Settlements. Pursuant to Bankruptcy Rule 9019(a), the Debtor or Reorganized RoomStore, as applicable, may compromise and settle various Claims (a) against the Debtor and (b) that the Debtor has against other Persons. The Debtor and the Creditors’ Committee, as joint proponents of this Plan, expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against the Debtor and claims that the Debtor may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to Reorganized RoomStore, without the need for further approval of the Bankruptcy Court, except as otherwise set forth in this Plan.

10.3 Setoffs. The Debtor may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtor may have against such Claimholder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized RoomStore of any such claim that the Debtor or Reorganized RoomStore may have against such Claimholder.

10.4 Exculpation and Limitation of Liability. Except as otherwise specifically provided in this Plan and the Plan Supplement, the Debtor, Reorganized RoomStore, the Creditors’ Committee, the current and former members of the Creditors’ Committee in their capacities as such, and any of such parties’ respective present officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to one another or to any Claimholder or Interestholder, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the filing the Chapter 11 Case, negotiation and filing of this Plan, the pursuit of confirmation of this Plan, the consummation of this Plan, the administration of this Plan or the property to be distributed under this Plan, except for their fraud, gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

10.5 Release by Debtor of Certain Parties. Pursuant to section 1123(b)(3) of the Bankruptcy Code, as of the Effective Date, the Debtor, in its individual capacity and as a debtor in possession for and on behalf of its Estate, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released, waived and discharged all Released Parties for and from any and all claims, obligations, rights, Causes of Action, and liabilities, existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between the Debtor or any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, or any act, omission, occurrence or event in any manner related to any such Claims, Interests, restructuring or the Chapter 11 Case. Reorganized RoomStore shall be bound, to the same extent the Debtor is bound, by all of the releases set forth above.

10.6 Releases by Holders of Claims and Interests. On the Effective Date, (a) each Person that votes to accept this Plan; and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than an Affiliated Debtor), that has held, holds or may hold a Claim or Interest, in consideration for the obligations of the Debtor and Reorganized RoomStore under this Plan and the Cash, New RoomStore Common Stock, and other contracts, instruments, releases, agreement or documents to be delivered in connection with this Plan (each a “Release Obligor”), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Party from any Claim or Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in party, the subject matter of, or the transaction or event giving rise to, the Claim or Interest of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation.

10.7 Injunction. The Confirmation Order shall provide that satisfaction, release, and discharge pursuant to Article X of this Plan shall also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent permissible under applicable law, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 of the Bankruptcy Code.

ARTICLE XI

CONDITIONS PRECEDENT

11.1 Conditions to Confirmation. (a) The following are conditions precedent to confirmation of this Plan that may be satisfied or waived in accordance with Article 11.3 of this Plan:

(b) The Bankruptcy Court shall have approved a disclosure statement with respect to this Plan in form and substance reasonably acceptable to the Debtor and the Creditors’ Committee.

(c) The Confirmation Order shall be in form and substance reasonably acceptable the Debtor and the Creditors’ Committee.

(d) The Debtor shall have received a binding, unconditional (except for a customary “market-out,” “material adverse change” or other similar conditions, conditions relating to the issuance of and/or subscriptions to any high yield securities that are to be issued as a part of the New Credit Facility and for conditions relating to the occurrence of the Effective Date) commitment for the New Credit Facility on terms and conditions reasonably satisfactory to the Debtor and the Creditors’ Committee.

11.2 Conditions to Consummation. (a) The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 11.3 of this Plan:

(b) The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the rejection of unexpired leases and executory contracts by the Debtor as contemplated by Article 7.1 hereof.

(c) The Debtor shall have entered into the New Credit Facility (which shall be in a form and substance reasonably acceptable to the Debtor and the Creditors’ Committee) and all conditions precedent to the consummation thereof (other than the occurrence of the Effective Date of this Plan) shall have been waived or satisfied in accordance with the terms thereof and the lenders under the New Credit Facility shall be ready to fund the amounts required to be funded thereby under this Plan.

(d) The Confirmation Order in form and substance reasonably acceptable to the Debtor and the Creditors’ Committee shall have been entered by the Bankruptcy Court and shall be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

(e) The Confirmation Date shall have occurred and the Confirmation Order shall, among other things, provide that:

(i) the provisions of the Confirmation Order and this Plan are nonseverable and mutually dependent;

(ii) all executory contracts or unexpired leases assumed by the Debtor during the Chapter 11 Case or under this Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, Reorganized RoomStore, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and 365(f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;

(iii) the transfers of property by the Debtor (A) to Reorganized RoomStore (1) are or shall be legal, valid, and effective transfers of property, (2) vest or shall vest Reorganized RoomStore with good title to such property free and clear of all liens, charges, Claims, encumbrances, or Interests, except as expressly provided in this Plan or the Confirmation Order, (3) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable non-bankruptcy law, and (4) do not and shall not subject Reorganized RoomStore to any liability by reason of such transfer under the Bankruptcy Code or under applicable non-bankruptcy law, including, without limitation, any laws affecting successor or transferee liability and (B) to Claimholders entitled to Distributions under this Plan are for good consideration and value and are in the ordinary course of the Debtor’s business;

(iv) except as expressly provided in this Plan or the Confirmation Order, Reorganized RoomStore is discharged effective upon the Effective Date from any “debt” (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtor’s liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of the Debtor entered into or obligation of the Debtor incurred before the Effective Date, or from any conduct of the Debtor prior to the Effective Date, or that otherwise arose before the Effective Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

(v) the Plan does not provide for the liquidation of all or substantially all of the property of the Debtor and its confirmation is not likely to be followed by the liquidation of Reorganized RoomStore or the need for further financial reorganization;

(vi) all Old Common Stock Interests are terminated effective upon the Effective Date;

(vii) the New RoomStore Common Stock to be issued under this Plan in exchange for Claims against the Debtor are exempt from registration under the Securities Act and exempt from registration and qualification under all applicable state securities laws, pursuant to, and to the extent provided by, section 1145 of the Bankruptcy Code; and

(viii) Reorganized RoomStore shall have sufficient Cash to establish the Reserves and make all distributions required under this Plan.

11.3 Waiver of Conditions to Confirmation or Consummation. The conditions set forth in Articles 11.1 and 11.2 of this Plan may be waived, in whole or in part, collectively by the Debtor and the Creditors’ Committee, in their discretion, without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtor or the Creditors’ Committee in their discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtor or the Creditors’ Committee). The failure of the Debtor or the Creditors’ Committee to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

ARTICLE XII

RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code and except as provided in this Plan, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and this Plan, including, among others, the following matters:

(a) to hear and determine pending motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which the Debtor is a party or with respect to which the Debtor may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

(b) to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Case or this Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims, and all controversies and issues arising from or relating to any of the foregoing;

(c) to adjudicate any and all disputes arising from the distribution of Cash, New RoomStore Common Stock or other consideration under this Plan;

(d) to ensure that distributions to Allowed Claimholders are accomplished as provided herein;

(e) to hear and determine any and all objections to the allowance of Claims and the estimation of Claims, both before and after the Confirmation Date, including any objections to the classification of any Claim, and to allow or disallow any Claim, in whole or in part;

(f) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(g) to issue orders in aid of execution, implementation, or consummation of this Plan;

(h) to consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

(j) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, including disputes arising under all agreements, documents, or instruments executed in connection with this Plan;

(k) to hear and determine all suits or adversary proceedings to recover assets of the Debtor or property of its estate, wherever located;

(l) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(m) to hear any other matter not inconsistent with the Bankruptcy Code;

(n) to hear and determine all disputes involving the existence, nature, or scope of the discharges provided in this Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(o) to enter a final decree closing the Chapter 11 Case; and

(p) to enforce all orders previously entered by the Bankruptcy Court.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims, Interests, Retained Actions and any motions to compromise or settle such disputes. Despite the foregoing, if the Bankruptcy Court is determined not to have jurisdiction with respect to the foregoing, or if Reorganized RoomStore chooses to pursue any Retained Action in another court of competent jurisdiction, Reorganized RoomStore will have the authority to bring such action in any other court of competent jurisdiction.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Debtor, Reorganized RoomStore, all present and former Claimholders, all present and former Interestholders, other parties in interest and their respective heirs, successors, and assigns.

13.2 Modification and Amendments. The Debtor and the Creditors’ Committee may alter, amend, or modify this Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing. After the Confirmation Date and prior to substantial consummation of this Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtor and the Creditors’ Committee may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan.

13.3 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

13.4 The Creditors’ Committee. Except with respect to claims for substantial contribution and other matters pending on the Effective Date effective on the Effective Date, the Creditors’ Committee, solely with respect to the Chapter 11 Case of the Debtor, shall dissolve automatically, whereupon its members, Professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Case and under the Bankruptcy Code with respect to the Chapter 11 Case.

13.5 Revocation, Withdrawal, or Non-Consummation.

(a) Right to Revoke or Withdraw. The Debtor and the Creditors’ Committee reserve the right to revoke or withdraw this Plan at any time prior to the Effective Date.

(b) Effect of Withdrawal, Revocation, or Non-Consummation. If the Debtor and the Creditors’ Committee revoke or withdraw this Plan prior to the

Effective Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan, any settlement, or compromise embodied in this Plan, the assumption or rejection of executory contracts or unexpired leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of this Plan, shall be deemed to constitute a waiver or release of any Claims by or against or Interests in the Debtor or any other Person, to prejudice in any manner the rights of the Debtor, the Creditors’ Committee, or any other Person in any further proceedings involving the Debtor, or to constitute an admission of any sort by the Debtor, the Creditors’ Committee, or any other Person.

(c) Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is held by the Bankruptcy Court to be illegal, impermissible, invalid, void or unenforceable, or otherwise to constitute grounds for denying confirmation of this Plan, the Bankruptcy Court shall, with the consent of the Debtor and the Creditors’ Committee, have the power to interpret, modify or delete such term or provision (or portions thereof) to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be operative as interpreted, modified or deleted. Notwithstanding any such interpretation, modification or deletion, the remainder of the terms and provisions of this Plan shall in no way be affected, impaired or invalidated by such interpretation, modification or deletion.

(d) Notices. Any notice required or permitted to be provided to the Debtor or the Creditors’ Committee under this Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

If to the Debtor:

LeClair Ryan, A Professional Corporation

707 East Main Street

11th Floor

Richmond, Virginia 23219

(804) 783-2003

Attn: Bruce H. Matson, Esq.

If to the Creditors’ Committee:

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, New York 10022

(212) 872-1000

Attn: Michael S. Stamer, Esq.

13.6 Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the entry of a final decree in the Chapter 11 Case.

13.7 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Virginia shall govern the construction and implementation of this Plan, any agreements, documents, and instruments executed in connection with this Plan, and corporate governance matters.

13.8 No Waiver or Estoppel. Each Claimholder or Interestholder shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtor and/or its counsel, the Creditors’ Committee and/or its counsel, or any other Person, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: February 2, 2005

HMY ROOMSTORE, INC.,
A Virginia Corporation,

By:	/s/ Ronald L. Barden
Managing Director of Reorganization

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF HEILIG- MEYERS COMPANY, et al.

By:	/s/ Larry Witcher
Name:	Larry Witcher, Executive Vice President & Chief Financial Officer of Action-Lane Industries
Capacity:	In his capacity as Co-Chair of the Official Committee of Unsecured Creditors of Heilig-Meyers Company, et al.

LeCLAIR RYAN,
A Professional Corporation

/s/ Bruce H. Matson
Counsel

Bruce H. Matson (Va. Bar No. 22874)

Katherine Macaulay Mueller (Va. Bar No. 44302)

LeCLAIR RYAN, A Professional Corporation

707 East Main Street, Suite 1100

Richmond, Virginia 23219

(804) 783-2003

Counsel for the Debtor

Michael S. Stamer (admitted pro hac vice)

Shuba Satyaprasad (admitted pro hac vice)

AKIN GUMP STRAUSS HAUER & FELD LLP

590 Madison Avenue

New York, New York 10022

(212) 872-1000

- and -

Stanley J. Samorajczyk (Va. Bar No. 08023)

Scott L. Alberino (admitted pro hac vice)

AKIN GUMP STRAUSS HAUER & FELD LLP

1333 New Hampshire Avenue, N.W.

Washington, D.C. 20036

(202) 887-4000

Counsel to the Official Committee of Unsecured Creditors